EXHIBIT 99.1

CONTACT:	Contact: ClearOne pr@clearone.com 801-303-3582

ClearOne Granted Permanent Injunction Order in Federal Trade Secret Misappropriation Case.

Prohibits Use, Sale, or Marketing of WideBand Solutions, Inc.’s Infringing Products; and Prohibiting Biamp Systems Corporation’s Use of the Code Previously Licensed to It by WideBand Solutions, Inc.

SALT LAKE CITY, April 13, 2009 /PRNewswire-FirstCall/ -- ClearOne (Nasdaq:CLRO).  Two orders, including a permanent injunction order prohibiting, among other things, the use of infringing computer code and products by Biamp Systems Corporation (“Biamp”) and WideBand Solutions, Inc. (“WideBand”), were issued by the federal court on Thursday, April 9, 2009, in favor of ClearOne Communications, Inc. (“ClearOne”).

These orders come in the case which was presented to a jury in October and November 2008.  The case is pending in federal court in Utah (the "Intellectual Property Case") initiated by ClearOne against Biamp and a group of defendants sometimes termed the "WideBand Defendants," which group consists of WideBand; three of WideBand's principals - Dr. Jun Yang, who was a former ClearOne employee, Andrew Chiang, who was previously affiliated with an entity that sold certain assets to ClearOne, and Lonny Bowers; and Versatile DSP, Inc. (collectively, “Defendants”).  On November 5, 2008, the jury returned a unanimous verdict in the Intellectual Property Case in favor of ClearOne and against all of the Defendants, finding that all of the Defendants willfully and maliciously misappropriated ClearOne's trade secrets.

On April 9, 2009, the Court issued a Permanent Injunction.  The Permanent Injunction provides, among other things, the following:

-- that the restrictions set forth apply immediately;

-- that the restrictions set forth apply not only to the Defendants, but also to each Defendants’ agents, servants, officers, employees, entities, and those acting in concert with them, and/or those acting under their direction or control;

-- that all WideBand Defendants are permanently prohibited from using, disclosing, or transferring in any way the computer code at issue in the case, the development documentation for that code, and WideBand’s “Infringing Products,” defined as: (a) the AEC2w object code licensed to Biamp, (b) the computer code licensed to Harman Music Group, Inc. that was the subject of the October 30, 2008 Preliminary Injunction Order, (c) WideBand’s FC101 product; (d) WideBand’s WC301 product, (e) WideBand’s WC301A product, and (f) WideBand’s Simphonix product;

-- that the restrictions on WideBand Defendants include, without limitation, a restriction upon any further marketing, selling, manufacturing, development, modification, duplication, or transport or delivery of technology containing the computer code at issue in the case, or any product substantially derived from that computer code, including for the purpose of servicing any past or existing customer; and

-- that Biamp is permanently prohibited from using, disclosing, or transferring the object code licensed to it by WideBand for use in its “AEC2W” cards, including use of such code to service any past or existing customers.

On April 9, 2009, the Court issued a separate order, an Order Granting Permanent Injunction, placing additional requirements on WideBand Defendants, including:

-- that Defendants Lonny Bowers, Andrew Chiang, and Jun Yang provide a copy of the Permanent Injunction to (a) any prospective or new employer, (b) any existing or potential licensee of any audio DSP product generated by them, their company, or their employer, and (c) any potential purchaser of WideBand or its assets.

Further, the Order Granting Permanent Injunction noted, among other things, that preventing use of the trade names associated with the infringing technology is a necessary consequence of the WideBand Defendants’ misconduct, and that WideBand Defendants should be compelled to turn over every electronic or hard copy of any algorithm, source code, object code, documentation, or other materials containing or derived from the computer code at issue in the case.

ClearOne intends to vigorously enforce both the Permanent Injunction and the Order Granting Permanent Injunction.

Finally, the Court stated on April 9, 2009 that exemplary damages and entry of final judgment will be addressed in a separate order that will be filed in the near future.

At trial and throughout the Intellectual Property Case, ClearOne was represented by the Utah law firm of Magleby & Greenwood, P.C.

About ClearOne
ClearOne Communications Inc. is a communications solutions company that develops and sells audio conferencing systems and related products for audio, video and web conferencing applications. The reliability, flexibility and performance of ClearOne's comprehensive solutions create a natural communications environment that saves organizations time and money by enabling more effective and efficient communication. For additional information, access www.clearone.com.

ClearOne Contact:
pr@clearone.com
801-303-3582